Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman / Dahlia Bailey

(415) 433-3777

kchapman@lhai.com / dbailey@lhai.com

AXESSTEL ANNOUNCES THIRD QUARTER 2007 RESULTS

- Data Products Contribute over 60% of Revenues for Quarter -

- Restructures to Reduce Expenses and Drive Profitability for 2008 -

SAN DIEGO, CA – Nov. 12, 2007 – Axesstel, Inc. (AMEX: AFT) today announced results for the third quarter and nine months ended September 30, 2007.

“We had a disappointing quarter with revenues significantly less than anticipated,” said Marv Tseu, chief executive officer of Axesstel. “We also had some positive accomplishments. This month, we secured financing of up to $8.5 million for working capital purposes. We continued to deliver on our strategy to shift our business from phones to higher margin data products, while at the same time experiencing strong demand for phones in Latin America and EMEA. We intend to continue to fuel our data modem growth, and in 2008, we expect data modem revenue to grow by 50 percent or better.”

Financial Results

Revenues for the third quarter ended September 30, 2007 were $15.4 million, compared to $32.1 million in the third quarter of 2006, reflecting previously disclosed lower fixed wireless phone sales in Asia. Data modem sales contributed $9.9 million, or 64 percent of total revenue, compared to $11.1 million, or 35 percent of total revenue in the third quarter last year. Gross margin for the third quarter was $3.5 million, or 23 percent of revenue, compared to $6.1 million, or 19 percent of revenue, from the year ago quarter. The company reported a net loss of $3.0 million, or $0.13 per share, compared to a net income of $225,000, or $0.01 per diluted share, in the third quarter of 2006.

“Our results reflect the impact of intense price competition in Asia, product shipment delays, a difficult credit market, and additional financial and legal costs associated with a failed merger,” said Pat Gray, chief financial officer. “We are pleased we have resolved

AXESSTEL THIRD QUARTER 2007 RESULTS	pg. 1

software customization for several new customers and begun to ship some backlogged orders. Also Venezuelan collections have improved, which together with our financing, increased our working capital. Additionally, we will continue to evaluate other financing opportunities.”

For the nine months ended September 30, 2007, the company reported revenue of $68.6 million, compared to $65.4 million for the first nine months of 2006. Net loss for the first nine months of 2007 was $4.0 million or $0.17 per share, which includes $700,000 of legal and professional fees associated with a failed acquisition.

Cash and cash equivalents as of September 30, 2007 was $550,000. Effective October 30th, the company entered into a financing arrangement that will provide up to $8.5 million working capital through the issuance of short-term debt. A summary of the financing terms, as well as copies of the financing agreements have been filed in a Form 8-K with the Securities and Exchange Commission.

“Our strategy to increase margins by evolving the product portfolio to include a broader range of data products is on track. We are focused on building an expanded data product portfolio to capture the increasing market opportunities in emerging markets where wireless internet connectivity is growing fast. An example is our ground-breaking iAxess™ series of wireless web computers that provide wireless operators with a low-cost internet computing solution designed to accelerate wireless broadband data penetration in underserved markets where cost is an issue. We anticipate deliveries of homologation samples of iAxess in the fourth quarter. We are also taking action to reduce fixed expenses related to the phone business and began a move to an outsourced design and manufacturing strategy for our phones to improve operating and net income in 2008,” added Tseu.

Recent Highlights

Customer

•	Supplied Televõrgu AS in Estonia with D450 Wireless Broadband Modems for its nationwide launch of a 450 MHz CDMA2000 1xEV-DO network.

•	Secured a two year supply agreement valued at $68.0 million with PT Smart Telecom, encompassing joint marketing and volume commitments for Axesstel phones and wireless broadband USB modems.

AXESSTEL THIRD QUARTER 2007 RESULTS	pg. 2

Outlook

The company revised its guidance for the year and now expects revenue to be in the $85 million to $90 million range. The company’s initial guidance for 2008 is revenue of $100 million to $115 million. Additionally, the company believes data products will contribute more than $60 million in revenues and will exceed phone revenues for the first time on an annualized basis.

Conference Call

Axesstel will host a conference call at 1:30 p.m. PT (4:30 p.m. ET) today to discuss its third quarter 2007 results. Participating in the call will be Marv Tseu, chief executive officer and director, and Patrick Gray, chief financial officer.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. Alternatively, you may dial the following number five to ten minutes prior to the scheduled conference call time: 1-877-663-9622. International callers should dial 1-706-634-9407.

If you are unable to participate in the call at this time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available on Monday, November 12 at 7:00 p.m. ET, through Wednesday, November 14 at 11:59 p.m. ET. To access the replay, please dial 1-800-642-1687. International callers should dial 00-1-706-645-9291. The pass code is 19768595.

About Axesstel, Inc.

Axesstel (AMEX:AFT) is a recognized industry leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s best in class product portfolio includes wireless web computers, broadband modems, 3G gateways, voice/data terminals, fixed wireless desktop phones and public call office phones for access to online computing, high-speed data and voice calling services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California with a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

© 2007 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

AXESSTEL THIRD QUARTER 2007 RESULTS	pg. 3

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to revenues, margins and profitability as well as anticipated cost reductions, manufacturing efficiencies, expected product introductions, and potential customers and markets which may affect future results and future viability. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important factors. Those factors include, but are not limited to, the risk of delays in the adoption of new technologies in developing markets; the lack of continued acceptance or growth of fixed wireless products in target markets; the possibility that networks that can support our broadband products will not be widely deployed; competition for contracts with our large telecommunication carrier customers; the risks of dependence on a limited number of those customers; the requirement for end users to accept our products and technologies; our dependence on limited or sole source suppliers; the possibility of unforeseen manufacturing difficulties; and other risk factors and information contained in Axesstel’s filings with the Securities and Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards, and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; Axesstel’s need to gain market acceptance for its products; Axesstel’s need to attract and retain skilled personnel; potential intellectual property-related litigation, and Axesstel’s dependence on a few significant customers. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

- Tables to follow –

AXESSTEL THIRD QUARTER 2007 RESULTS	pg. 4

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the nine months ended
	September 30, 2007	September 29, 2006	September 30, 2007	September 29, 2006
Net revenues	$15,433,041	$32,078,444	$68,648,768	$65,381,743
Cost of goods sold	11,919,325	25,943,367	53,984,206	56,377,138

Gross margin	3,513,716	6,135,077	14,664,562	9,004,605
Operating expenses:
Research and development	1,677,174	1,722,482	5,355,302	4,269,598
Selling, general and administrative	4,681,329	4,292,320	13,016,018	10,960,646
Impairment of assets	—	(116,585)	—	1,147,669

Total operating expenses	6,358,503	5,898,217	18,371,320	16,377,913

Operating income (loss)	(2,844,787)	236,860	(3,706,758)	(7,373,308)
Other income (expense):
Interest and other income	11,618	194,746	51,154	941,823
Interest and other expense	(170,550)	(206,169)	(324,216)	(343,606)

Total other income (expense)	(158,932)	(11,423)	(273,062)	598,217

Income (loss) before provision for income taxes	(3,003,719)	225,437	(3,979,820)	(6,775,091)
Provision for income taxes	—	—	—	—

Net income (loss)	(3,003,719)	225,437	(3,979,820)	(6,775,091)
Earnings (loss) per share:
Basic	($0.13)	$0.01	($0.17)	($0.30)

Diluted	($0.13)	$0.01	($0.17)	($0.30)

Weighted average shares outstanding:
Basic	22,903,982	22,750,172	22,886,839	22,662,033

Diluted	22,903,982	23,058,982	22,886,839	22,662,033

AXESSTEL THIRD QUARTER 2007 RESULTS	pg. 5

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

ASSETS

	September 30, 2007	December 31, 2006
Current assets:
Cash and cash equivalents	$549,622	$3,708,909
Accounts receivable, net	40,963,756	39,008,789
Deferred tax assets Inventory	2,603,869	2,525,885
Prepayments and other current assets	1,853,975	2,612,340

Total current assets	45,971,222	47,855,923
Property and equipment, net	1,663,057	1,905,386
Other assets:
License, net	2,207,742	2,836,392
Goodwill	385,564	385,564
Other, net	1,024,561	1,206,309

Total other assets	3,617,867	4,428,265

Total assets	$51,252,146	$54,189,574

LIABILITIES AND STOCKHOLDERS’ EQUITY
	September 30, 2007	December 31, 2006
Current liabilities:
Accounts payable	$30,439,044	$20,979,968
Bank financing	2,965,858	13,127,450
Customer advances	1,628,546	14,000
Accrued commissions	2,974,620	2,077,430
Accrued royalties	2,044,265	2,994,000
Accrued warranties	425,000	463,000
Accrued expenses and other current liabilities	2,401,491	1,966,432

Total current liabilities	42,878,824	41,622,280
Long-term liabilities:
Other long-term liabilities	2,500,000	3,068,940

Total long-term liabilities	2,500,000	3,068,940
Stockholders’ equity	5,873,322	9,498,354

Total liabilities and stockholders’ equity	$51,252,146	$54,189,574

AXESSTEL THIRD QUARTER 2007 RESULTS	pg. 6